Exhibit 99.1

For Immediate Release

COMPETITIVE TECHNOLOGIES, INC. REPORTS
THIRD QUARTER FISCAL 2006 RESULTS

Fairfield, CT (June 9, 2006) - Competitive Technologies, Inc. (AMEX: CTT) today announced a net loss of $1.1 million, or $0.14 per share, for its fiscal third quarter ended April 30, 2006. This compares to net income of $0.4 million, or $0.05 per diluted share, for the third quarter of the prior fiscal year. For the nine months ended April 30, 2006, we incurred a net loss of approximately $2.0 million, or $0.27 per share, compared to net income during the same period of the prior year of approximately $5.3 million, or $0.73 per diluted share.

Retained royalties for the quarter ended April 30, 2006, were approximately $1.0 million, a decrease of $1.1 million, or 50%, compared to approximately $2.1 million of retained royalties for the same period in the prior year. Retained royalties for the prior year included an aggregate of approximately $0.8 million from the settlement of back royalties relating to an expired license, and upfront license fees relating to new homocysteine testing licenses granted in the prior year. Excluding these items, retained royalties for the quarter ended April 30, 2006, would have decreased $0.2 million, or approximately 19% over the same period of the prior year, due to timing of receipts on one license, and a decrease in the number of homocysteine assays sold by one large licensee. Total revenues for the quarter ended April 30, 2006, were approximately $1.2 million, compared to approximately $2.5 million in the same period of the prior year, due to the decrease in retained royalties, and the absence in the current year of legal awards and dividends, as happened in the prior year, partially offset by an increase in interest income due to higher interest rates and higher average cash balances in the current quarter compared to the prior year quarter.

Expenses overall were flat for the quarter ended April 30, 2006, compared to the prior year quarter. Personnel and other direct expenses related to revenues increased approximately $0.2 million. General and administrative expenses decreased approximately $0.4 million compared to the prior year, principally due to a decrease in legal costs incurred in the prior year to defend the company against a whistleblower claim that was later dismissed, and a reduction in costs related to the documentation, testing and audit of internal controls required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Patent enforcement expenses, net of reimbursements, increased approximately $0.3 million compared to the prior year, principally due to net costs incurred in defense of our homocysteine patent at the U.S. Supreme Court.

“We are focused on our goal of significantly growing our recurring revenues. To accomplish our goal, we first need to increase our portfolio of available technologies, and must continually bring in new technology to keep our pipeline full,” said Michael D. Davidson, CTT’s Vice President and Chief Financial Officer. “Prior to the formation of the current management team, not enough new technologies were acquired, and we are paying for this now. But we are aggressively pursuing new technology and have added staff to accelerate this process. We expect our efforts to pay off within the next eighteen to thirty-six months.”

Dr. D. J. Freed, CTT’s President and Chief Executive Officer added, “Due to our long revenue cycle, which we estimate to be two to three years from technology sign-up to recurring revenue, it is important that we stay active on both the acquisition and licensing sides of our business. This was a significant past weakness in our operations that we identified and we have made, and are continuing to make, the investments that we believe are needed to secure our Company’s future. These investments have cost us in the short term, but we believe that they will be well worth it over time. Our strong balance sheet means that we won’t sacrifice our long-term goals for short term results. We are optimistic that the people we have, and our strategic plans will be successful.”

Retained royalties for the nine months ended April 30, 2006, were approximately $3.4 million, compared to approximately $9.5 million in the prior year. The principal reason for the decrease in retained royalties was upfront license fees received on homocysteine licenses granted in the prior year that did not recur in the same magnitude in the current year, and the settlement in the prior year of the back royalties described above. Total revenues for the nine months ended April 30, 2006, were approximately $3.8 million, compared to approximately $11.7 million for the same period of the prior fiscal year. In addition to the decrease in retained royalties, during the prior year period an aggregate of approximately $1.8 million of revenue was received from legal awards and two dividends from one of our investments, neither of which recurred in the current year.

Total expenses for the nine months ended April 30, 2006, decreased $0.5 million, to approximately $5.9 million from approximately $6.4 million incurred during the same period of the prior year. Personnel and other direct costs decreased approximately $0.9 million, principally due to less commission and bonus accrued in the current year compared to the prior year, partially offset by increased costs related to the addition of new business development staff. General and administrative expenses increased approximately $0.3 million compared to the prior year, principally due to an increase in legal costs related to claims filed against us by our former President and Chief Executive Officer, and costs related to our claim filed against him for damages for breach of contract, breach of fiduciary duty, statutory theft and other claims. Patent enforcement expenses, net of reimbursements, increased approximately $0.1 million.

CTT will hold a conference call at 11:00 a.m. EDT on June 9, 2006 to discuss results and provide a strategic overview. Investors and others are invited to listen to the broadcast live and ask questions by dialing in at (800) 406-5356 (U.S./Canada) or (913) 981-5572 (International). The call will be web cast live over the Internet at http://www.competitivetech.net in the Investor Relations section. A replay of the call will be available the following day on our website.

Direct inquiries to:
Company Contact:	Investor Inquiries:
Jennifer Carberry, Director of Marketing	Johnnie D. Johnson,
Competitive Technologies, Inc.	Strategic IR, Inc
Tel: 203-255-6044	Tel: 212-754-6565
Email: jcarberry@competitivetech.net	Email: jdjohnson@strategic-ir.com
Web: www.competitivetech.net

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider, focused on bringing the intellectual property assets of its clients to the marketplace. CTT specializes in identifying, developing and commercializing innovative technologies in a variety of areas, including life and physical sciences, electronics, and nanotechnologies. Through its global distribution platform, CTT maximizes the value of its clients’ intellectual property assets. For more information, please visit: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on October 13, 2005, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share amounts)

	Three months ended		Nine months ended
	April 30,		April 30,

	2006	2005	2006	2005

Revenues
Retained royalties	$1,043	$2,078	$3,433	$9,520
Royalty legal awards	-	221	-	1,037
Dividends received	-	104	-	784
Investment income	156	93	391	306
Other income	-	37	12	100
	1,199	2,533	3,836	11,747

Expenses
Personnel and other direct expenses
relating to revenues	1,354	1,170	3,348	4,289
General and administrative expenses	624	1,030	2,155	1,845
Patent enforcement expenses, net of
reimbursements	275	7	373	291
	2,253	2,207	5,876	6,425

Income (loss) before income taxes	(1,054)	326	(2,040)	5,322
Provision (benefit) for income taxes	-	(34)	(12)	37
Net income (loss)	$(1,054)	$360	$(2,028)	$5,285

Net income (loss) per common share:
Basic	$(0.14)	$0.05	$(0.27)	$0.80
Diluted	$(0.14)	$0.05	$(0.27)	$0.73

Weighted average number of common
shares outstanding:
Basic	7,710	6,868	7,565	6,631
Diluted	7,710	7,685	7,565	7,242

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share amounts)

	April 30,	July 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,461	$14,280
Receivables	4,054	4,086
Equity securities	368	-
Prepaid expenses and other current assets	244	272
Total current assets	19,127	18,638

Equity securities	625	558
Prepaid royalties	250	75
Deferred equity financing costs, net	-	96
Intangible assets, net	24	39
Property and equipment, net	65	35
TOTAL ASSETS	$20,091	$19,441

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$811	$643
Accrued expenses and other liabilities	3,687	4,690
Total current liabilities	4,498	5,333

Non current royalties payable	1,169	-

Commitments and contingencies
Shareholders' interest:
5% preferred stock, $25 par value, 35,920 shares authorized, 2,427 shares issued and outstanding	61	61
Common stock, $.01 par value, 20,000,000 shares authorized, 7,787,669 and 7,326,749 shares issued, respectively	78	73
Capital in excess of par value	33,485	31,285
Accumulated deficit	(19,072)	(17,044)
Accumulated other comprehensive loss	(128)	(267)
Total shareholders' interest	14,424	14,108

TOTAL LIABILITIES AND SHAREHOLDERS'
INTEREST	$20,091	$19,441